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                                                           Exhibit 99.(b)(10)(c)

[Modern Woodmen of America letterhead]


                                 April 21, 2005


Modern Woodmen of America
1701  1st Avenue
Rock Island, Illinois  61201

Gentlemen:

This opinion is furnished in connection with the registration by Modern Woodmen of America ("Society") of a flexible premium deferred variable annuity certificate ("Contract") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 5 to the Registration Statement on Form N-4 (File No. 333-63972) describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Society.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 5 to the Registration Statement.

                                       Sincerely,

                                       /s/ Christopher G. Daniels

                                       Christopher G. Daniels, FSA, MAAA
                                       Consulting Actuary